Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

HERBALIFE LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $0.0005 per share	Rule 457(c); Rule 457(h)	8,500,000	$14.34	$121,890,000	$110.20 per $1,000,000	$13,432.28

Total Offering Amounts					$121,890,000		$13,432.28

Total Fee Offsets							—

Net Fee Due							$13,432.28

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional common shares of Herbalife Ltd., par value $0.0005 per share (the “Common Shares”), that become issuable with respect to the securities being registered hereunder as a result of recapitalizations, reclassifications, stock dividends, stock splits and reverse stock splits, or any other similar transaction that results in an increase in the number of outstanding Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on April 26, 2023.